     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 1994

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       NATIONAL SEMICONDUCTOR CORPORATION
             (Exact name of Registrant as specified in its charter)

                        DELAWARE                                                 95-2095071
            (State or Other Jurisdiction of                                   (I.R.S. Employer
             Incorporation or Organization)                                Identification Number)

                            2900 SEMICONDUCTOR DRIVE
                                 P.O. BOX 58090
                       SANTA CLARA, CALIFORNIA 95052-8090
   (Address, including zip code, of Registrant's principal executive offices)
       Registrant's telephone number including area code: (408) 721-5000
                         ------------------------------

                            JOHN M. CLARK, III, ESQ.
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                 AND SECRETARY
                       NATIONAL SEMICONDUCTOR CORPORATION
                    2900 SEMICONDUCTOR DRIVE, P.O. BOX 58090
                       SANTA CLARA, CALIFORNIA 95052-8090
                                 (408) 721-5000
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:

            PETER F. KERMAN, Esq.                         ROBERT B. KNAUSS, Esq.
              Latham & Watkins                            Munger, Tolles & Olson
      505 Montgomery Street, Suite 1900             355 South Grand Avenue, 35th Floor
    San Francisco, California 94111-2562               Los Angeles, California 90071
               (415) 391-0600                                 (213) 683-9100

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

   TITLE OF EACH CLASS                               PROPOSED MAXIMUM       PROPOSED MAXIMUM
     OF SECURITIES TO             AMOUNT TO           OFFERING PRICE       AGGREGATE OFFERING          AMOUNT OF
      BE REGISTERED             BE REGISTERED          PER SHARE (1)            PRICE (1)          REGISTRATION FEE
Common Stock,
 $0.50 par value..........  8,250,000 shares (2)         $22.6875             $187,171,875              $64,542
Preferred Stock
 Purchase Rights..........           (3)                    --                     --                     --

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of the Registrant's common stock as reported on the New York Stock Exchange Composite Transactions on March 15, 1994.

(2) The maximum number of shares issuable on conversion of the 2,500,000 shares of the Registrant's Depositary Convertible Exchangeable Preferred Shares.

(3) Each share of Common Stock includes one Preferred Stock Purchase Right issued under the Rights Agreement, dated as of August 8, 1988, as amended, between the Registrant and The First National Bank of Boston, as Rights Agent.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS

8,250,000 SHARES

NATIONAL SEMICONDUCTOR CORPORATION

COMMON STOCK
(PAR VALUE $0.50 PER SHARE)

This prospectus relates to the issuance of a maximum of 8,250,000 shares of Common Stock, $0.50 par value (the "Common Stock"), of National Semiconductor Corporation, a Delaware corporation (the "Company"), either (i) upon conversion of its Depositary Convertible Exchangeable Preferred Shares (the "Depositary Shares"), each representing ownership of 1/10 of a share of the $40.00 Convertible Exchangeable Preferred Shares (the "Preferred Shares") of the Company or (ii) to Salomon Brothers Inc (the "Purchaser") under the standby arrangements described herein and the resale by the Purchaser of such Common Stock.

The Company has called all of the Preferred Shares for redemption on April 21, 1994 (the "Redemption Date") at a redemption price equivalent to $50.80 per Depositary Share, plus accrued dividends from March 1, 1994 to the Redemption Date of $0.57 per share, for a total redemption price of $51.37 per share (the "Redemption Price"). No dividends will accrue on the Depositary Shares from and after the Redemption Date. The Depositary Shares are convertible prior to 5:00 p.m. Eastern Daylight Time on April 21,1994 at the rate of 3.30 shares of Common Stock for each Depositary Share. Cash will be paid in lieu of any fractional shares of Common Stock. No payment or adjustment will be made for dividends accrued on Depositary Shares surrendered for conversion.

The Company has made arrangements with the Purchaser to purchase such number of shares of Common Stock as would have been issuable upon conversion of the Depositary Shares which have not been surrendered for conversion prior to 5:00 p.m. Eastern Daylight Time on April 21, 1994. The Purchaser may also purchase Depositary Shares in the open market or otherwise prior to April 21, 1994, and any Depositary Shares so purchased will be converted into Common Stock. See "Standby Arrangements" for a description of the Purchaser's compensation and indemnification arrangements with the Company. The Common Stock is traded on the New York Stock Exchange under the symbol NSM. On March 18, 1994, the last reported sales price of the Common Stock on such exchange was $23 5/8 per share.

THE CONVERTIBILITY OF THE DEPOSITARY SHARES WILL EXPIRE AT 5:00 P.M. EASTERN DAYLIGHT TIME ON APRIL 21, 1994.

SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF COMMON STOCK.

Under the foregoing alternatives, a holder of Depositary Shares (a "Holder") who converted such Depositary Shares on March 18, 1994 would have received Common Stock (including cash in lieu of any fractional share) having a market value of $77.96, based on the last reported sales price of the Common Stock on the New York Stock Exchange on that date. As long as the market price of the Common Stock remains at least $15.57 per share, Holders who elect to convert will receive upon conversion Common Stock (plus cash in lieu of any fractional share) having a current market value greater than the $51.37 in cash which would be received if such Depositary Share were surrendered for redemption. It should be noted, however, that the price of the Common Stock received upon conversion will fluctuate in the market, and that Holders may incur various expenses of sale if such Common Stock is sold.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

On or before the close of business on April 21, 1994, the Purchaser may offer to the public Common Stock, including shares acquired through the purchase and conversion of the Depositary Shares, at prices set from time to time by the Purchaser. It is intended that each such price when set will not exceed the greater of the last sale and current asked price of the Common Stock on the New York Stock Exchange, plus the amount of any concession to dealers, and it is intended that an offering price set on any calendar day will not be increased more than once during such day. After the close of business on April 21, 1994, the Purchaser may offer Common Stock at a price or prices to be determined, but which it is presently intended will be determined in conformity with the preceding sentence. The Purchaser may thus realize profits or losses independent of the compensation referred to under "Standby Arrangements." Any Common Stock will be offered by the Purchaser when, as and if accepted by the Purchaser and subject to its right to reject orders in whole or in part.

This Prospectus covers the issuance of a maximum of 8,250,000 shares of Common Stock to be issued directly or upon conversion of the Depositary Shares and the resale of any such shares acquired by the Purchaser.

- ------------------------------------------------------------------------
SALOMON BROTHERS INC
- ----------------------------------------------------------------

The date of this Prospectus is March 22, 1994.

    IN CONNECTION WITH THIS OFFERING, THE PURCHASER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK, THE DEPOSITARY SHARES AND THE DEPOSITARY SHARES EVIDENCING THE COMPANY'S $32.50 CONVERTIBLE PREFERRED STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE PACIFIC STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

    National Semiconductor Corporation ("National" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

    This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, herein referred to as the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in and made a part of this Prospectus by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended May 30, 1993, including the portions of the Company's 1993 Annual Report and the Company's Proxy Statement for the 1993 Annual Meeting of Stockholders incorporated therein by reference;

    (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarters ended August 29, 1993, November 28, 1993 and February 27, 1994;

    (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed September 8, 1970; and

    (d) The description of the Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed August 9, 1988.

    All documents filed by National pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    National will furnish without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents incorporated by reference in this Prospectus, without exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Investor Relations, Mail Stop 10-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090, telephone: (408) 721-5693.

                                  THE COMPANY

    National designs, develops, manufactures and markets a broad line of semiconductor products, including analog, digital and mixed-signal integrated circuits.

    National's principal executive offices are located at 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090 and its telephone number is (408) 721-5000.

                                  RISK FACTORS

    In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

FLUCTUATIONS IN FINANCIAL RESULTS

    The Company's financial results are affected by the business cycles and seasonal trends of the semiconductor and related industries. Shifts in product mix toward, or away from, higher margin products can also have a significant impact on the Company's operating results. As a result of these, and other factors, the Company's financial results can fluctuate significantly from period to period. As an example, the Company has generated net profits in the last ten quarters, but it experienced substantial losses in fiscal years 1989 through 1992.

THE SEMICONDUCTOR INDUSTRY; COMPETITION

    The semiconductor industry is characterized by rapid technological change and frequent introduction of new technology leading to more complex and powerful products. The result is a cyclical environment with short product life-cycles, price erosion and high sensitivity to the overall business conditions. In addition, substantial capital and research and development investment is required for products and processes. The Company may experience periodic fluctuations in its operating results because of industry-wide conditions.

    National competes with a number of major companies in the high-volume segment of the industry. These include several companies whose semiconductor business is only part of their overall operations, such as Motorola, Inc., Hitachi, Ltd., Nippon Electric Company, Ltd. and Texas Instruments Incorporated, each of which has substantially greater financial resources than the Company. National also competes with a large number of smaller companies that target particular niche markets.

FOREIGN OPERATIONS

    National conducts a substantial portion of its operations outside the United States and its business is subject to risks associated with many factors beyond its control, such as fluctuations in foreign currency rates, instability of foreign economies and governments, and changes in U.S. and foreign laws and policies affecting trade and investment. Although the Company has not experienced any materially adverse effects with respect to its foreign operations arising from such factors, there can be no assurance that such problems will not arise in the future. In addition, although the Company seeks to hedge its exposure to currency exchange rate fluctuations, the Company's competitive position relative to non-U.S. suppliers can be affected by the exchange rate of the U.S. dollar against other currencies.

TAX LITIGATION

    The Company has received Notices of Deficiency from the United States Internal Revenue Service (the "IRS") for the fiscal years ended May 31, 1976 through 1982. The Company and the IRS have reached a settlement on all disputed issues except for the issue of inter-company product transfer prices; this settlement has reduced the total of the additional taxes being sought to approximately $52 million (exclusive of interest). Trial was held in February 1993, briefs were filed in June 1993 and rebuttal briefs were filed in August 1993; however, the Company is not able to predict when a decision will be rendered. As a result of the length of time which has elapsed since the fiscal years in question as well as the effect of compounding, the amount of interest on any tax liability ultimately determined to be owing would be several times the amount of the underlying additional tax. The Company's tax returns for fiscal 1983 through 1989 have been under examination by the IRS, and the Company expects the IRS to raise similar issues. In January 1994, the Company and the IRS settled all issues for fiscal years 1983 through 1985, including issues relating to intercompany product transfer pricing, without the payment of additional federal tax. This result will be affected by certain net operating loss carryovers and credits, which will not be determined until a final decision is rendered in the litigation pending in the U.S. Tax Court. The Company's tax returns for fiscal years 1986 through 1989 are still under examination by the IRS. The Company believes that adequate tax payments have been made and accruals recorded for all years.

                                USE OF PROCEEDS

    The net proceeds from the sale of Common Stock to the Purchaser pursuant to the agreement described under "Standby Arrangements" will be used to fund the redemption of any Depositary Shares not tendered for conversion. Any excess net proceeds, resulting from the Purchaser remitting certain amounts to the Company (see "Standby Arrangements"), will be used for general corporate purposes and, pending such uses, are anticipated to be invested in short-term investments.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Common Stock is listed and traded on the NYSE and the Pacific Stock Exchange. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Common Stock, as reported on the NYSE Composite Transactions Tape.

FISCAL YEAR                                                                                          HIGH          LOW
- ------------------------------------------------------------------------------------------------  -----------  -----------
1992:
  First Quarter.................................................................................  $       73/8 $       5
  Second Quarter................................................................................          65/8         37/8
  Third Quarter.................................................................................         107/8         51/4
  Fourth Quarter................................................................................         111/2         81/4
1993:
  First Quarter.................................................................................         113/4         81/2
  Second Quarter................................................................................         141/8         97/8
  Third Quarter.................................................................................         135/8        101/8
  Fourth Quarter................................................................................         15           105/8
1994:
  First Quarter.................................................................................         191/2        141/2
  Second Quarter................................................................................         213/4        15
  Third Quarter.................................................................................         217/8        143/8
  Fourth Quarter (through March 18, 1994).......................................................         243/8        207/8

    On March 18, 1994, the last reported sales price for the Common Stock on the NYSE Composite Transactions Tape was $23 5/8 per share.

    The Company has not paid any cash dividends on its Common Stock and has no plans to pay cash dividends on its Common Stock in the foreseeable future. Although the Company's loan agreements do not directly limit the payment of dividends on the Company's Common Stock and preferred stocks, these agreements require the Company to comply with certain financial covenants that are affected by dividend payments. These tests include minimum tangible net worth levels, maximum ratios of total liabilities to tangible net worth and minimum ratios of certain current assets to current liabilities. Under the most restrictive of these tests, the Company had approximately $63.9 million available for the payment of dividends as of February 27, 1994.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company at February 27, 1994, and as adjusted to give effect to the conversion of the Depositary Shares and the underlying Preferred Shares and the issuance of 8,250,000 shares of Common Stock, net of certain expenses associated therewith.

                                                                                            February 27, 1994
                                                                                         ------------------------
                                                                                           Actual    As Adjusted
                                                                                         ----------  ------------
                                                                                              (in millions)
Short-term borrowings and current portion of long-term debt............................  $     11.9   $     11.9
Long-term debt including capital lease obligations.....................................  $     25.8   $     25.8
Shareholders' Equity:
  Preferred Stock, $0.50 par value:
   Authorized -- 1,000,000 shares; issued and outstanding -- 250,000 shares of $40
   Convertible Exchangeable Preferred Stock(1), actual, and none as adjusted; --
   345,000 shares of $32.50 Convertible Preferred Stock(2), actual and as adjusted.....          .3           .2
  Common Stock, $0.50 par value:
   Authorized -- 200,000,000 shares; issued and outstanding -- 113,135,546 shares,
   actual(3), and 121,385,546 shares, as adjusted......................................        56.5         60.7
  Additional paid-in capital...........................................................       907.4        901.3
  Retained earnings....................................................................        61.3         61.3
                                                                                         ----------  ------------
    Total shareholders' equity.........................................................     1,025.5      1,023.5
                                                                                         ----------  ------------
Total capitalization...................................................................  $  1,051.3   $  1,049.3

- ------------------------
(1) The $40 Convertible Exchangeable Preferred Stock has an aggregate liquidation preference of $125.0 million and has been called for redemption by the Company.
(2) The $32.50 Convertible Preferred Stock has an aggregate liquidation preference of $172.5 million and cannot be called for redemption before November 1995.
(3) At February 27, 1994, 28.4 million shares of Common Stock were reserved for issuance under the Company's various stock option, benefit and stock purchase plans, of which options to purchase 18.7 million shares of Common Stock were outstanding. In addition, 8.25 million shares of Common Stock were reserved for issuance upon conversion of the Preferred Shares and
      12.17 million shares of Common Stock were reserved for issuance upon conversion of the $32.50 Convertible Preferred Stock.

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below relating to each of the five fiscal years in the period ended May 30, 1993 have been derived from the Company's audited consolidated financial statements. This information is qualified by the detailed information and financial statements incorporated by reference in the Prospectus. The selected financial data set forth below relating to the nine months ended February 27, 1994 and February 28, 1993 are unaudited and have been prepared on the same basis as the annual information included in this Prospectus and, in management's opinion, reflect all adjustments (consisting only of normal recurring entries except as discussed in
Note 2 and Note 3 of the Company's Quarterly Report on Form 10-Q for the quarters ended August 29, 1993, November 28, 1993 and February 27, 1994) necessary for a fair presentation of the information for the periods presented. The operating results for any period are not necessarily indicative of results for any future period. National's former Information Systems Group has been classified as discontinued operations for all periods presented, as these businesses were sold during fiscal 1989.

                                                                Years Ended(1)                       Nine Months Ended
                                             -----------------------------------------------------  --------------------
                                              May 30,    May 31,    May 26,    May 27,    May 28,   Feb. 27,   Feb. 28,
                                               1993       1992       1991       1990       1989       1994       1993
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                           (dollars in millions, except per-share amounts)
INCOME STATEMENT DATA:
Net Sales..................................  $ 2,013.7  $ 1,717.5  $ 1,701.8  $ 1,675.0  $ 1,647.9  $ 1,686.0  $ 1,455.8
Operating costs and expenses(2):
  Cost of sales............................    1,298.3    1,182.1    1,294.3    1,251.1    1,293.5      985.8      950.1
  Research and development.................      229.2      208.9      198.6      252.4      251.6      191.3      167.6
  Selling, general and administrative......      339.2      299.6      241.9      224.3      236.2      303.8      245.1
  Restructuring of operations..............         --      149.3      119.6       (8.0)      53.6         --         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating costs and expenses.....    1,866.7    1,839.9    1,854.4    1,719.8    1,834.9    1,480.9    1,362.8
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)....................      147.0     (122.4)    (152.6)     (44.8)    (187.0)     205.1       93.0
Interest income (expense), net.............        2.9        5.4        3.6       12.4      (11.5)       6.9        1.8
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations
 before income taxes.......................      149.9     (117.0)    (149.0)     (32.4)    (198.5)     212.0       94.8
Income taxes (benefit).....................       19.6        3.1        1.3       (3.1)       7.0       35.3       10.7
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations...  $   130.3  $  (120.1) $  (150.3) $   (29.3) $  (205.5) $   176.7  $    84.1
Discontinued operations:
  Earning (loss) from operations...........         --         --         --         --      (37.7)        --         --
  Gain on sale.............................         --         --       (1.1)       4.3      220.0         --         --
Cumulative effect of accounting change for
 years prior to 1994.......................         --         --         --         --         --        4.9         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)..........................  $   130.3  $  (120.1) $  (151.4) $   (25.0) $   (23.2) $   181.6  $    84.1
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) used in per common
 share calculation (reflecting preferred
 dividends)................................  $   113.2  $  (130.1) $  (161.4) $   (35.0) $   (33.2) $   165.7  $    72.3
Earnings (loss) per common share:
  Earnings (loss) from continuing
   operations..............................  $    0.98  $   (1.24) $   (1.55) $   (0.38) $   (2.09) $    1.34  $    0.63
  Discontinued operations..................         --         --      (0.01)      0.04       1.77         --         --
  Cumulative effect of accounting change...         --         --         --         --         --       0.04         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net earnings (loss) per common share...  $    0.98  $   (1.24) $   (1.56) $   (0.34) $   (0.32) $    1.38  $    0.63
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Fully dilutive earnings per common
 share(3):
  Fully dilutive earnings per common share
   before cumulative effect of accounting
   change for years prior to 1994..........         --         --         --         --         --  $    1.26         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Cumulative effect of accounting change...         --         --         --         --         --       0.03         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Fully dilutive earnings per common
     share.................................         --         --         --         --         --  $    1.29         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average common shares and common
 share equivalents outstanding (in
 millions)(3)..............................      115.9      104.6      103.4      102.7      103.1      120.1      115.0
BALANCE SHEET DATA(4):
Cash and cash equivalents..................  $   277.4  $   138.3  $   192.5  $   128.7  $   228.0  $   335.2  $   246.1
Working capital............................      336.6      122.0      196.1      223.4      229.6      492.1      362.2
Total assets...............................    1,476.5    1,148.9    1,190.7    1,377.6    1,416.1    1,626.3    1,347.0
Total debt.................................       47.9       45.4       46.0       76.2       62.2       37.7       49.6
Total shareholders' equity.................  $   837.4  $   539.4  $   658.3  $   816.8  $   848.5  $ 1,025.5  $   793.3
OTHER DATA(5):
Capital additions..........................  $   235.1  $   189.4  $   109.8  $   182.0  $   277.6  $   158.9  $   137.2
Depreciation and amortization..............      159.8      167.0      181.9      179.9      184.7      126.1      118.8
Number of employees at period-end..........     23,400     27,200     29,800     32,700     32,200     22,900     25,600

                       (SEE FOLLOWING PAGE FOR NOTES TO SELECTED FINANCIAL DATA)

                        NOTES TO SELECTED FINANCIAL DATA

(1) Fiscal 1993, 1991, 1990 and 1989 were 52-week years whereas fiscal 1992 was a 53-week year.

(2) Effective beginning  fiscal year 1994,  the Company changed  its method  for accounting to include certain costs in inventory which were previously charged directly to cost of sales as incurred. The cumulative effect of this change on years prior to fiscal year 1994 of $4.9 million is reflected in the Income Statement Data for the nine months ended February 27, 1994. In addition, beginning in fiscal year 1994, the Company reclassified certain period expenses from cost of sales to research and development expenses or selling, general and administrative expense. The amounts presented for the nine months ended February 28, 1993, and the fiscal years ended May 30, 1993 and May 31, 1992 have been reclassified to conform with the fiscal 1994 presentation. Amounts in the Selected Financial Data table for the fiscal years ended 1991, 1990 and 1989 have not been reclassified. For the first nine months of fiscal year 1993, the effect of the reclassification was to decrease cost of sales by $63.9 million, or 4.4 percent of sales, and to increase research and development and selling, general and administrative expenses by $20.9 million and $43.0 million, or 1.4 percent and 3.0 percent of sales, respectively. For fiscal year 1993, the effect of the reclassification was to decrease cost of sales by $81.3 million, or 4.0 percent of sales, and to increase research and development and selling and administrative expense by $26.9 million and $54.4 million, or 1.3 percent and 2.7 percent of sales, respectively. For the fiscal year 1992, the effect of the reclassification was to decrease cost of sales by $65.4 million, or
    3.8 percent of sales, and to increase research and development and selling general and administrative expenses by $16.8 million and $48.6 million, or
    1.0 percent and 2.8 percent of sales, respectively. Net income was not affected in any period by the reclassifications. For additional information, see Note 3 in the Company's Quarterly Report on Form 10-Q for the quarters ended August 29, 1993, November 28, 1993 and February 27, 1994.

(3) Fully diluted earnings per share are disclosed for the first nine months of fiscal year 1994 as it was the only period in which the results were dilutive. The weighted average number of common shares and common share equivalents used for the fully dilutive earnings per common share calculation is 140.8 million.

(4) At end of period.

(5) National has paid no cash dividends on its Common Stock in any of the periods presented, and has no plans to pay cash dividends on its Common Stock in the foreseeable future.

                 REDEMPTION OR CONVERSION OF DEPOSITARY SHARES

    The Company has called all of the outstanding Preferred Shares for redemption on April 21, 1994 (the "Redemption Date") pursuant to the terms of the Certificate of the Powers, Designations, Preferences and Rights of the Preferred Shares (the "Certificate of Designations"). As a result of the call for redemption, holders of Depositary Shares ("Holders") are entitled to receive from the Company upon redemption the sum of $50.80, plus accrued dividends from March 1, 1994 to the Redemption Date in the amount of $0.57 per share. The total amount payable upon redemption is thus $51.37 per share (the "Redemption Price"). No dividends will accrue on the Depositary Shares from and after the Redemption Date.

    Holders have as alternatives, in addition to the right to sell their Depositary Shares through usual brokerage facilities, (1) the right to convert their Depositary Shares into Common Stock at the rate of 3.30 shares of Common Stock for each Depositary Share converted and (2) the right to have their Depositary Shares redeemed on the Redemption Date for the Redemption Price. The availability of the first alternative will terminate at 5:00 p.m. Eastern Daylight Time on April 21, 1994, as more fully described below.

ALTERNATIVES AVAILABLE TO HOLDERS OF DEPOSITARY SHARES

    Holders of Depositary Shares have the following alternatives, which should be carefully considered:

    1. CONVERSION OF DEPOSITARY SHARES INTO COMMON STOCK. Until 5:00 p.m. Eastern Daylight Time, on April 21, 1994, at the offices of The First National Bank of Boston (the "Depositary") as listed below, the Depositary Shares are convertible at the option of the Holder, at the rate of 3.30 shares of Common Stock for each Depositary Share. On the basis of the last reported sales price of the Common Stock on the NYSE on March 18, 1994 of $23 5/8, 3.30 shares had a value (including cash in lieu of any fractional share) equivalent to $77.96. See "Price Range of Common Stock and Dividend Policy" for additional market price information. In the event such conversion would result in a fractional share of Common Stock (after aggregating the number of Depositary Shares surrendered by a Holder for conversion), an amount equivalent to the value of the fractional share will be paid in cash. Such amount will be determined on the basis of the last reported sales price on the NYSE on the day such Depositary Shares are converted. No payment or adjustment will be made on conversion for dividends accrued on the Depositary Shares surrendered for conversion or for dividends on Common Stock delivered on such conversion. Accordingly, any Holder surrendering Depositary Shares for conversion will not receive any dividends with respect to such Depositary Shares accrued since March 1, 1994.

    To convert Depositary Shares into Common Stock, the Holder thereof must surrender certificates representing such Depositary Shares prior to 5:00 p.m., Eastern Daylight Time, on April 21, 1994 to the Depositary, as follows: if by hand, BancBoston Trust Company of New York, 55 Broadway, Third Floor, New York, New York; if by mail, The First National Bank of Boston, Shareholder Services Division, P.O. Box 1889, Mail Stop 45-01-19, Boston, Massachusetts 02105; and if by overnight courier, The First National Bank of Boston, Shareholder Services Division, 150 Royall Street, Mail Stop 45-01-19, Canton, Massachusetts 02021. In addition, the Holder must give written notice to the Depositary that the Holder elects to convert such Depositary Shares. Such notice must state the name or names in which the certificate or certificates for shares of Common Stock issuable on such conversion shall be issued, together with the address or addresses of the person or persons so named. Each Depositary Share surrendered for conversion must, unless the shares issuable on conversion are to be issued in the same name as the name in which such Depositary Share is registered, be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the Holder, or his or her duly authorized attorney, and payment of any applicable transfer tax. The notice that must be given to the Depositary may be provided by surrendering Depositary Shares accompanied by the Letter of Transmittal dated March 22, 1994 provided to all record Holders as of March 16, 1994. As promptly as practicable after the surrender of such Depositary Shares, in the proper manner, the Company will issue and deliver at the office of the Depositary to such Holder, or on such Holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Depositary Shares and a check for the amount payable in lieu of any fractional share based on the last reported sales price of the Common Stock on the NYSE on the day of conversion. In the case of any conversion of only a portion of the number of Depositary Shares represented by a single certificate, a new certificate equal to the number of unconverted shares represented thereby will be issued to the Holder.

    2. REDEMPTION OF DEPOSITARY SHARES ON APRIL 21, 1994. Any Depositary Shares which have not been converted into Common Stock either by a Holder or by the Purchaser, on or prior to 5:00 p.m. Eastern Daylight Time on April 21, 1994, will be redeemed on April 21, 1994 (the Redemption Date). Upon redemption a Holder will receive $51.37 per Depositary Share (consisting of a redemption price of $50.80 per share plus accrued and unpaid dividends thereon from March 1, 1994 to the Redemption Date of $0.57 per share). On and after the Redemption Date, dividends will cease to accrue and Holders will not have any rights as such Holders other than the right to receive $51.37 per share upon surrender of their Depositary Shares.

    To receive the Redemption Price specified above for any Depositary Shares being redeemed, the Holder thereof must surrender such Depositary Shares to the Depositary at the addresses set forth above.

SUMMARY OF AVAILABLE ALTERNATIVES

    Under the foregoing alternatives, based upon the last reported sales price of the Common Stock on the NYSE on March 18, 1994 of $23 5/8 per share, a Holder who converted such Depositary Shares on that date would have received Common Stock (including cash in lieu of any fractional share) having a market value of $77.96. So long as the market price of the Common Stock is at least $15.57 per share, a Holder who converts will receive Common Stock with a market value, plus cash in lieu of any fractional share, greater than the amount of cash the Holder would otherwise be entitled to receive upon redemption or upon a sale of Depositary Shares to the Purchaser referred to under "Standby Arrangements" herein. If a Holder surrenders such Depositary Shares for redemption, such Holder will receive $51.37 in cash. It should be noted, however, that the price of Common Stock received upon conversion will fluctuate in the market, and that Holders may incur various expenses of sale if such Common Stock is sold in the market. See "Price Range of Common Stock and Dividend Policy" for additional market price information. Holders are urged to obtain current market quotations for the Company's Common Stock. The conversion right expires at 5:00 p.m., Eastern Daylight Time, on April 21, 1994.

    The Depositary Shares may be converted into Common Stock only by delivery of Depositary Shares to the Depositary prior to 5:00 p.m., Eastern Daylight Time, on April 21, 1994. Since it is the time of receipt, not the time of mailing, that determines whether Depositary Shares have been properly tendered for conversion, sufficient time should be allowed for Depositary Shares sent by mail to be received by the Depositary prior to 5:00 p.m., Eastern Daylight Time, on April 21, 1994.

    Any Depositary Shares which have not been properly presented to the Depositary for conversion prior to 5:00 p.m., Eastern Daylight Time, on April 21, 1994 will be automatically redeemed as set forth above.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes the anticipated federal income tax consequences of (i) the conversion of Depositary Shares to Common Stock and (ii) the redemption of Depositary Shares for cash (such conversion and redemption are collectively referred to as the "Alternative Transactions"). This summary is for general information only and is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed regulations promulgated thereunder and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not deal with all aspects of federal income taxation that could be relevant to an investor in deciding between the Alternative Transactions, and it is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations and foreign holders, may be subject to special rules. In addition, the summary is limited to holders who have held their Depositary Shares as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. Holders should note that there can be no assurance that the Internal Revenue Service (the "IRS") will take a similar view with respect to the tax consequences described below, and no ruling has been or will be requested by the Company from the IRS on any tax matters relating to the Alternative Transactions.

THE ALTERNATIVE TRANSACTIONS

    1. CONVERSION OF DEPOSITARY SHARES INTO COMMON STOCK. For federal income tax purposes, the conversion of Depositary Shares into Common Stock will not result in taxable gain or loss to a converting holder, except to the extent cash is received in lieu of fractional shares of Common Stock. Gain or loss resulting from receipt of cash in lieu of fractional shares of Common Stock will equal the difference between the proceeds received with respect to such fractional shares and the converting holder's tax basis in the Depositary Shares allocated to such fractional shares.

    Common Stock received by a converting holder will have an initial tax basis equal to the adjusted tax basis of the Depositary Shares converted therefor (less the tax basis, if any, allocated to fractional shares) and such Common Stock will have a holding period that includes the period during which the converting holder held the Depositary Shares converted therefor.

    2. REDEMPTION OF DEPOSITARY SHARES. A redemption of Depositary Shares by the Company will be treated under Section 302 of the Code as a distribution that is taxable as a dividend at ordinary income tax rates (to the extent of the Company's current and accumulated earnings and profits), unless the redemption
(i) is "substantially  disproportionate" with respect  to the redeeming  holder,
(ii) results in a "complete termination" of the redeeming holder's stock interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the redeeming holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, any shares of Company stock considered to be owned by the redeeming holder by reason of certain constructive ownership rules set forth in Section 318(a) of the Code (E.G., to reflect Common Stock constructively owned by reason of the convertibility of the Depositary Shares), as well as shares actually owned, must generally be taken into account. Because the analysis under Section 302(b) of the Code will vary among holders, and will depend on the facts and circumstances at the time that the determination must be made, each redeeming holder must consult his or her tax advisor to determine the appropriate tax treatment of such holder's redemption of Depositary Shares under Section 302(b) of the Code.

    If redemption of the Depositary Shares is not treated as a distribution taxable as a dividend to a particular holder because it meets any of the tests set forth in Section 302(b) of the Code, such redemption will constitute, as to that holder, a taxable exchange under Section 302(a) of the Code. In this event, redeeming holders will recognize gain or loss equal to the difference between
(i) the amount of cash received by the holder in the redemption (except to the extent attributable to the payment of accrued dividends) and (ii) the holder's tax basis in the Depositary Shares surrendered in the redemption. Any such gain or loss will be long-term capital gain or loss, provided the holder held the Depositary Shares for more than one year.

BACKUP WITHHOLDING

    Under the backup withholding provisions of the Code, a holder of Depositary Shares or Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a sale, exchange, conversion or redemption of, Depositary Shares or Common Stock unless (a) such holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A holder of Depositary Shares who does not provide the Company with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS.

    The Company will report to the holders of Depositary Shares and Common Stock, and to the IRS, the amount of any "reportable payments" and any amount withheld with respect to the Depositary Shares and Common Stock during each calendar year.

    THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF DEPOSITARY SHARES SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE ALTERNATIVE TRANSACTIONS, AS WELL AS THE CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF ANY COMMON STOCK RECEIVED ON CONVERSION OF THE DEPOSITARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES IN APPLICABLE TAX LAWS.

                              STANDBY ARRANGEMENTS

    Upon the terms and subject to the conditions contained in the Standby Agreement dated March 22, 1994 between the Company and the Purchaser (the "Standby Agreement"), the Purchaser has agreed to purchase from the Company such number of shares (the "Purchased Shares") of Common Stock as would have been issuable upon conversion of such of the Depositary Shares which are not surrendered for conversion at or prior to 5:00 p.m. Eastern Daylight Time on April 21, 1994. The price to the Purchaser of the Purchased Shares will be $15.57 per share. The Purchaser may also purchase Depositary Shares in the open market or otherwise prior to the expiration of the conversion privilege, and the Purchaser has agreed with the Company to convert any Depositary Shares so purchased into Common Stock (the "Conversion Shares").

    The Purchaser has agreed to pay to the Company 50% of the excess, if any, of the aggregate proceeds received on the sale of the Purchased Shares (net of selling concessions, transfer taxes and other directly related expenses) over the aggregate purchase price paid therefor.

    The Company has been advised by the Purchaser that it proposes to offer for resale any shares of Common Stock purchased from the Company or acquired upon conversion as set forth on the cover page of this Prospectus. The Purchaser may also make sales of such shares to certain securities dealers at prices which may reflect concessions from the prices at which such shares are then being offered to the public. The amount of such concessions will be determined from time to time by the Purchaser.

    Under the terms of the Standby Agreement and as compensation for the commitment of the Purchaser thereunder, the Company has agreed to pay the Purchaser the sum of $1,125,000, plus an additional sum for certain Compensable Shares. The additional sum will be paid as follows: (i) no additional sum will be paid if the total number of Compensable Shares is less than or equal to
412,500 and (ii) if the total number of Compensable Shares is greater than 412,500, the additional sum will equal $0.47 per share for all Compensable Shares exceeding 412,500 shares. Compensable Shares consist of Purchased Shares plus any Conversion Shares which are resold by the Purchaser for less than $15.57 per share. The Company has also agreed to pay the reasonable out-of-pocket expenses of the Purchaser, other than the fees and disbursements of Purchaser's counsel, and to pay Blue Sky fees and expenses.

    Pursuant to the Standby Agreement, the Company has agreed that it will not, without the written consent of the Purchaser, sell, contract to sell or otherwise dispose of any shares of Common Stock, with certain exceptions, for a period commencing on the date of this Prospectus and ending 90 days after the Redemption Date, provided that if the Purchaser does not acquire any Purchased Shares pursuant to the Standby Agreement, the Company will no longer be bound by such restriction. In addition, the Company has agreed that it will cause directors and certain officers to not, prior to the Redemption Date, without the prior written consent of the Purchaser, sell, contract to sell or otherwise dispose of any shares of Common Stock, except for an aggregate amount of 125,000 shares.

    The  Company  has  agreed  to   indemnify  the  Purchaser  against   certain
liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Purchaser has performed investment banking services for the Company from time to time in the ordinary course of its business.

                             CERTAIN LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, San Francisco, California. Certain legal matters will be passed upon for the Purchaser by Munger, Tolles & Olson, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements of the Company as of May 30, 1993 and May 31, 1992 and for each of the years in the three-year period ended May 30, 1993, and the related schedules incorporated herein by reference have been incorporated herein by reference in reliance upon the reports of KPMG Peat Marwick, independent certified public accountants, also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE PURCHASER. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON OR IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                -----------
Available Information.........................           2
Incorporation of Certain Documents By
 Reference....................................           2
The Company...................................           3
Risk Factors..................................           3
Use of Proceeds...............................           5
Price Range of Common Stock and Dividend
 Policy.......................................           5
Capitalization................................           6
Selected Financial Data.......................           7
Redemption or Conversion of Depositary
 Shares.......................................           9
Certain Federal Income Tax Consequences.......          10
Standby Arrangements..........................          12
Certain Legal Matters.........................          13
Experts.......................................          13

8,250,000 SHARES

NATIONAL SEMICONDUCTOR
CORPORATION

COMMON STOCK
(PAR VALUE $0.50 PER SHARE)

- -----------------------------
SALOMON BROTHERS INC
- -------------------------------------

PROSPECTUS

DATED MARCH 22, 1994

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth an itemized statement of all expenses (other than in connection with the standby arrangements) in connection with the issuance and distribution of the securities being registered hereby. All amounts are estimated except for the SEC registration fee.

SEC registration fee...................................................  $   64,542
Printing fees..........................................................      52,000
Accountant's fees and expenses.........................................      75,000
Legal fees and expenses................................................      65,000
Blue Sky fees and expenses.............................................       5,000
Depositary and Transfer Agent fees and expenses........................       4,000
Miscellaneous expenses.................................................      19,458
                                                                         ----------
  Total................................................................  $  285,000
                                                                         ----------
                                                                         ----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases or (iv) for any transaction from which the director derived an improper personal benefit. Article Thirteenth of the Company's Second Restated Certificate of Incorporation (the "Certificate") provides that no director shall be personally liable to National or its stockholders for monetary damages for any breach of his fiduciary duty as a director, except as provided in Section 102 of the DGCL.

    Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 145 of the DGCL provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action or suit by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the preceding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation unless a court determines that such person is fairly and reasonably entitled to indemnification.

    Article Thirteenth of National's Certificate provides that National shall to the extent permitted by law indemnify any person for all liabilities incurred by or imposed upon him as a result of any action or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he shall be involved by reason of the fact that he is or was serving as a director, officer or employee of

National, or, that, at the request of National, he is or was serving another corporation or enterprise in any capacity. Article VIII of National's By-Laws provides for indemnification of any person who was or is a party to any threatened, pending or completed action, or to any derivative proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in that capacity for another corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct unlawful.

    National has purchased and maintains at its expense on behalf of directors and officers insurance, within certain limits, covering liabilities that may be incurred by them in such capacities.

    The form of Standby Agreement filed as Exhibit 1 to the Registration Statement provide for indemnification of National's directors and officers by the Purchaser against certain liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS.

 EXHIBIT NO.                                                DESCRIPTION
- -------------  -----------------------------------------------------------------------------------------------------
          1    Form of Standby Agreement.
        4-A    Second Restated Certificate of Incorporation of the Company.
        4-B**  Certificate of the Powers, Designations, Preferences and Rights of the $40 Convertible Exchangeable
                Preferred Shares (incorporated by reference from the Exhibits to the Company's Registration
                Statement on Form S-3, Registration No. 2-99864, which became effective September 6, 1985).
        4-C    Certificate of the Powers, Designations, Preferences and Rights designating the $32.50 Convertible
                Preferred Stock.
        4-D    By-Laws of the Company.
        4-E**  Form of Common Stock Certificate (incorporated by reference from the Exhibits to the Company's
                Registration Statement on Form S-3, Registration No. 33-48935, which became effective October 5,
                1992).
        4-F**  Form of $40 Convertible Exchangeable Preferred Stock Certificate (incorporated by reference from the
                Exhibits to the Company's Registration Statement on Form S-3, Registration No. 2-99864, which became effective September 6, 1985).
        4-G**  Form of $32.50 Convertible Preferred Stock Certificate (incorporated by reference from the Exhibits to the Company's Registration Statement on Form S-3, Registration No. 33-48935, which became effective October 5, 1992).
        4-H**  Deposit Agreement and Form of Depositary Receipt (incorporated by reference from the Exhibits to the
                Company's Registration Statement on Form S-3, Registration No. 2-99864, which became effective
                September 6, 1985).
        4-I    Deposit Agreement and Form of Depositary Receipt.
        4-J**  Rights Agreement (incorporated by reference from the Exhibits to the Company's Registration Statement on Form 8-A filed August 9, 1988).
          5    Opinion of Latham & Watkins.
       23-A    Consent of KPMG Peat Marwick.
       23-B    Consent of Latham & Watkins (contained in its opinion filed as Exhibit 5 to this Registration
                Statement).
         24    Power of Attorney.

- ------------------------
**    Incorporated herein by reference as indicated.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

            (i) The undersigned registrant hereby further undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by or on behalf of the undersigned, thereunto duly authorized, in the City of Santa Clara, and State of California, on the 21st day of March, 1994.
                                          NATIONAL SEMICONDUCTOR CORPORATION

                                          By:      /S/  GILBERT F. AMELIO

                                          --------------------------------------
                                                     Gilbert F. Amelio
                                             President, Chief Executive Officer
                                                       and Director

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on the 21st day of March, 1994.

                      SIGNATURE                                                   TITLE
- ------------------------------------------------------  ---------------------------------------------------------
                   /S/   PETER J. SPRAGUE*
     -------------------------------------------        Chairman of the Board
                   Peter J. Sprague
                    /S/  GILBERT F. AMELIO
     -------------------------------------------        President, Chief Executive Officer and Director
                  Gilbert F. Amelio                      (Principal Executive Officer)
                    /S/   DONALD MACLEOD*
     -------------------------------------------        Senior Vice President, Finance and Chief Financial
                    Donald Macleod                       Officer (Principal Financial Officer)
                  /S/   ROBERT B. MAHONEY*
     -------------------------------------------        Controller (Principal Accounting Officer)
                  Robert B. Mahoney
                     /S/   GARY P. ARNOLD*
     -------------------------------------------        Director
                    Gary P. Arnold
                     /S/   ROBERT BESHAR*
     -------------------------------------------        Director
                    Robert Beshar
                 /S/   MODESTO A. MAIDIQUE*
     -------------------------------------------        Director
                 Modesto A. Maidique
                  /S/   J. TRACY O'ROURKE*
     -------------------------------------------        Director
                  J. Tracy O'Rourke
                  /S/   CHARLES E. SPORCK*
     -------------------------------------------        Director
                  Charles E. Sporck
                   /S/   DONALD E. WEEDEN*
     -------------------------------------------        Director
                   Donald E. Weeden
          *By        /S/  GILBERT F. AMELIO
        ----------------------------------------
                  Gilbert F. Amelio
                   Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                                                       SEQUENTIALLY
 EXHIBITS                                          DESCRIPTION                                        NUMBERED PAGE
- -----------  ---------------------------------------------------------------------------------------  --------------
         1   Form of Standby Agreement..............................................................
       4-A   Second Restated Certificate of Incorporation of the Company............................
       4-B** Certificate of the Powers, Designations, Preferences and Rights of the $40 Convertible
              Exchangeable Preferred Shares (incorporated by reference from the Exhibits to the
              Company's Registration Statement on Form S-3, Registration No. 2-99864, which became effective September 6, 1985)..........................................................
       4-C   Certificate of the Powers, Designations, Preferences and Rights designating the $32.50
              Convertible Preferred Stock...........................................................
       4-D   By-Laws of the Company.................................................................
       4-E** Form of Common Stock Certificate (incorporated by reference from the Exhibits to the
              Company's Registration Statement on Form S-3, Registration No. 33-48935, which became effective October 5, 1992)............................................................
       4-F** Form of $40 Convertible Exchangeable Preferred Stock Certificate (incorporated by reference from the Exhibits to the Company's Registration Statement on Form S-3,
              Registration No. 2-99864, which became effective September 6, 1985)...................
       4-G** Form of $32.50 Convertible Preferred Stock Certificate (incorporated by reference from the Exhibits to the Company's Registration Statement on Form S-3, Registration No.
              33-48935, which became effective October 5, 1992).....................................
       4-H** Deposit Agreement and Form of Depositary Receipt (incorporated by reference from the
              Exhibits to the Company's Registration Statement on Form S-3, Registration No.
              2-99864, which became effective September 6, 1985)....................................
       4-I   Deposit Agreement and Form of Depositary Receipt.......................................
       4-J** Rights Agreement (incorporated by reference from the Exhibits to the Company's
              Registration Statement on Form 8-A filed August 9, 1988)..............................
         5   Opinion of Latham & Watkins............................................................
      23-A   Consent of KPMG Peat Marwick...........................................................
      23-B   Consent of Latham & Watkins (contained in its opinion filed as Exhibit 5 to this
              Registration Statement)...............................................................
        24   Power of Attorney......................................................................

- ------------------------
**    Incorporated herein by reference as indicated.